Exhibit 99.1

Arcadia Biosciences Welcomes Debbie Carosella to Board Of Directors

-- Prominent leader in consumer food industry will help guide commercialization strategy for innovative health and nutrition ingredients --

DAVIS, Calif. (February 24, 2021) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a leader in science-based approaches to enhancing the quality and nutritional value of crops and food ingredients, announced today that Debbie Carosella, a leading consumer food industry executive, has joined its board of directors.

Carosella is the former CEO of Madhava Natural Sweeteners, a company that provides natural  alternatives to refined sugars and artificial sweeteners. A recognized leader in the natural and organic food industry, she previously served as the senior vice president of innovation for Dean Foods/ WhiteWave Foods where she led the development of value-added brands across the company. Prior to that, Carosella was on the executive leadership team at ConAgra Foods where she was both a general manager and innovator for numerous brands in a multitude of food categories.

“Debbie is a proven leader in driving innovation and growth for consumer packaged goods companies,” said Kevin Comcowich, chair of Arcadia’s board of directors. “With her broad expertise in business strategy, consumer marketing and brand development, she will be a valuable addition to the board as we execute our commercial strategy for GoodWheatTM and GoodHempTM nutrition and health products.”

“It is exciting to be associated with a science-based company like Arcadia that has unlocked meaningfully differentiated food benefits,” said Carosella. “I look forward to working with the company to help bring these products to food companies and consumers.”

Carosella is a graduate of the University of Missouri, where she earned a bachelor’s degree in journalism. She currently advises multiple natural and organic companies on a broad range of business initiatives and serves on numerous corporate and non-profit boards.

About Arcadia Biosciences

Arcadia Biosciences (Nasdaq: RKDA) is a leader in science-based approaches to enhancing the quality and nutritional value of crops and food ingredients. The company’s GoodWheat™ branded ingredients deliver health benefits to consumers and enable consumer packaged goods companies to differentiate their brands in the marketplace. Arcadia’s GoodHemp™ seed catalog delivers genetically superior hemp seeds, transplants and extracts, applying the company’s proprietary crop innovation technology, ArcaTech™, to an emerging crop. For more information, visit www.arcadiabio.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the demand for the company’s products, both from commercial partners and consumers; the company’s and its partners’ ability to develop commercial products incorporating its traits and complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; the company’s future capital requirements and ability to satisfy its capital needs; and the other risks set forth in the company’s filings with the Securities and Exchange Commission from time to time, including the risks set forth in the company’s annual report on Form 10-K for the year ended December 31, 2019 and other filings. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. disclaims any obligation to update these forward-looking statements.

Arcadia Biosciences Contact:

Pam Haley

ir@arcadiabio.com

LinkedIn: Arcadia Biosciences

Twitter: @ArcadiaAg

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